Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-140127 on Form S-1 of our report dated May 25, 2007 (September 21, 2007 as to the effects of the restatement as discussed in Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 3), relating to the consolidated financial statements of Neutral Tandem, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the headings “Summary Historical Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” and “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 30, 2007